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                                                                    EXHIBIT 99-2

                                        FOR:     THE CROWN DIVISIONS OF
                                                 TRANSPRO, INC.

                                        CONTACT: Michael T. Hooper
                                                 President
                                                 (330) 262-6010

FOR IMMEDIATE RELEASE

                                                 Innis Maggiore Group
                                                 Tom Delamater
                                                 (330) 492-5500
                                                 tomd@innismaggiore.com

            CROWN ANTICIPATES CONTINUED GROWTH, STRONG CAPITALIZATION
             FROM TRANSPRO DECISION TO EXPLORE INVESTOR/ACQUISITION
                                  ALTERNATIVES

         WOOSTER, OHIO, October 21, 1999 -- Crown Divisions officials believe that the decision by its parent company, TransPro, Inc., to explore strategic alternatives for Crown will sharpen the company's focus and open up new growth opportunities.

         TransPro announced today its decision to focus its resources on the company's presence in the automotive aftermarket. As part of that strategy, the company said it will "investigate and pursue strategic alternatives" for Crown, a leading North American supplier of vehicle upfitting systems and fabricated metal enclosures.

         "Our dramatic growth over the past three years has provided TransPro with the kind of dilemma you like to have," said Michael Hooper, president of Crown Divisions. "Our revenues have doubled in that time, and as TransPro seeks to narrow and sharpen its focus as a company, it is understandable that they would see this as the appropriate time to seek new investors for our operations."

         According to Hooper, there are no apparent negatives to TransPro's decision. "Crown is operating from a position of strength, in that markets are healthy and sales are growing," he said. "If TransPro's plans materialize as we expect, Crown will be in a better position to focus our capital resources on our core businesses."

         Hooper also believes that Crown is poised for additional growth in the next several years. "TransPro's decision is visionary not only for them but for Crown as well." he said. "We expect


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CROWN ANTICIPATES CONTINUED GROWTH                                   PAGE 2


to successfully explore all growth opportunities, including the possibility of growth by acquisition. The prospects are very exciting."

         Company officials do not anticipate any noticeable impact on employees, customers or suppliers. "The options being explored by TransPro should only translate into good news for Crown," said Hooper. "It should be 'business as usual' for the foreseeable future."

         Crown employs more than 525 people at six locations and its sales were nearly $50 million in 1998. Crown is a division of TransPro, Inc. (NYSE:TPR) of New Haven, Conn.



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